Exhibit 99.2

Perma-Fix Reports Financial Results for the First Quarter of 2011

Announces increased backlog, over $2.0 million of annual expense reductions, and favorable outlook for 2011

ATLANTA – May 5, 2011 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the first quarter ended March 31, 2011.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “Although our revenue remained relatively flat, we have seen significant growth in new sales orders from $9.2 million in the first quarter of 2010 to over $15 million in the first quarter of 2011. We attribute the slow growth in revenue this quarter to our diminished backlog in 2010. However, our backlog at the end of the first quarter of 2011 increased to $9.7 million, compared to just $6.9 million at the end of 2010. Our margins were impacted by lower priced waste streams than the same period last year when we treated large shipments of high activity waste. Heading into the second quarter, we have reversed these trends through an acceleration of sales from higher activity waste and the beginning of our large commercial project. We believe that our improved backlog and strong sales levels will benefit us for the balance of 2011.”

Dr. Centofanti concluded, “In addition to growing our sales in 2011, we have taken aggressive steps to rationalize our operational structure. We have reduced over $2.0 million of annual expenses beginning in the second quarter and expect to benefit from the full effect of these significant cuts in the third quarter of this year. As we grow revenue, our highly leverageable fixed cost infrastructure, coupled with our recent expense reductions, should allow us to improve the value for our shareholders.”

Financial Results

Revenue for the first quarter of 2011 was $23.6 million versus $23.6 million for the same period last year. Revenue for the Nuclear Segment increased to $23.0 million from $22.9 million for the same period in 2010. Revenue generated from the DOE Hanford Site increased approximately $648,000 or 6.4% for the quarter. Revenue from the Engineering Segment decreased to $586,000 from $675,000 for the same period in 2010.

Gross profit for the first quarter of 2011 was $3.0 million versus $4.9 million for the first quarter of 2010 primarily due to lower margin revenue and product mix.

Operating loss for the first quarter of 2011 was $608,000 versus operating income of $1.3 million for the first quarter of 2010. Net loss for the first quarter of 2011 was $321,000, or ($0.01) per share, versus net income of $638,000 or $0.01 per share, for the same period in 2010.

The Company had an EBITDA of $548,000 from continuing operations during the quarter ended March 31, 2011, as compared to EBITDA of approximately $2.4 million for the same period of 2010. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA is not a measure of performance calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurements of EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA, a non-GAAP measure, to net (loss) income for the three months ended March 31, 2011 and 2010.

	Quarter Ended
	March 31,
(In thousands)	2011	2010
Net (loss) income from continuing operations	$(533)	$575

Adjustments:
Depreciation & amortization	1,156	1,065
Interest income	(13)	(21)
Interest expense	176	218
Interest expense - financing fees	102	102
Income tax (benefit) expense	(340)	420

EBITDA	$548	$2,359

The tables below present certain financial information for the business segments, excluding allocation of corporate expenses:

	Quarter Ended		Quarter Ended
	March 31, 2011		March 31, 2010
(In thousands)	Nuclear	Engineering	Nuclear	Engineering
Net revenues	$23,029	$586	$22,891	$675
Gross profit (negative gross profit)	3,064	(34)	4,783	160
Segment profit (loss)	1,316	(70)	2,392	38

Conference Call

Perma-Fix will host a conference call at 11:00 a.m. ET on Thursday, May 5, 2011. The call will be available on the Company’s website at www.perma-fix.com, or by calling (877) 407-9210 for U.S. callers, or (201) 689-8049 for international callers. A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight May 12, 2011, and can be accessed by calling: (877) 660-6853 (U.S. callers) or (201) 612-7415 (international callers) and entering account # 286 and conference ID: 372025.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc., a national environmental services company, provides unique mixed waste and industrial waste management services. The Company's increased focus on nuclear services includes radioactive and mixed waste treatment services for hospitals, research labs and institutions, federal agencies, including the Department of Energy ("DOE"), the Department of Defense ("DOD"), and nuclear utilities. The Company's industrial services treat hazardous and non-hazardous waste for a variety of customers including, Fortune 500 companies, federal, state and local agencies and thousands of other clients. Nationwide, the Company operates seven waste treatment facilities.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: improved backlog and strong sales levels will benefit us for the balance of 2011; we expect to benefit from the full effect of these significant cuts in the third quarter of this year; and as we grow revenue, our highly leverageable fixed cost infrastructure, coupled with our recent expense reductions, should allow us to improve the value for our shareholders. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; termination by the government or the general contractor for the government of any of our significant contracts that we have to remediate or management waste at DOD or DOE waste sites; that Congress fails to provide continuing funding for the DOD’s or DOE’s remediation projects; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2010 Form 10-K. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:
David K. Waldman-US Investor Relations
Crescendo Communications, LLC
(212) 671-1021

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
(Amounts in Thousands, Except for Per Share Amounts)	2011	2010

Net revenues	$23,615	$23,566
Cost of goods sold	20,585	18,623
Gross profit	3,030	4,943

Selling, general and administrative expenses	3,372	3,442
Research and development	266	210
Loss on disposal of property and equipment	―	2
(Loss) income from operations	(608)	1,289

Other income (expense):
Interest income	13	21
Interest expense	(176)	(218)
Interest expense-financing fees	(102)	(102)
Other	―	5
(Loss) income from continuing operations before taxes	(873)	995
Income tax (benefit) expense	(340)	420
(Loss) income from continuing operations, net of taxes	(533)	575

Income from discontinued operations, net of taxes	212	63
Net (loss) income	$(321)	$638

Net (loss) income per common share – basic
Continuing operations	$(.01)	$.01
Discontinued operations	―	―
Net (loss) income per common share	$(.01)	$.01

Net (loss) income per common share – diluted
Continuing operations	$(.01)	$.01
Discontinued operations	―	―
Net (loss) income per common share	$(.01)	$.01

Number of common shares used in computing net income (loss) per share:
Basic	55,100	54,693
Diluted	55,100	54,901

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2011	December 31,
(Amounts in Thousands, Except for Share and Per Share Amounts)	(Unaudited)	2010

ASSETS
Current assets:
Cash & cash equivalents	$63	$136
Account receivable, net of allowance for doubtful accounts of $186 and $215	13,612	8,541
Unbilled receivables	9,101	9,436
Other current assets	2,976	3,335
Deferred tax assets - current	1,954	1,734
Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $128 and $97	2,112	2,034
Total current assets	29,818	25,216

Net property and equipment	40,024	40,443
Property and equipment of discontinued operations, net of accumulated depreciation of $755 and $755, respectively	4,210	4,209
Intangibles and other assets	56,010	54,257
Intangibles and other assets related to discontinued operations	1,190	1,190
Total assets	$131,252	$125,315

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	23,643	20,214
Current liabilities related to discontinued operations	2,912	2,673
Total current liabilities	26,555	22,887

Long-term liabilities	23,750	20,850
Long-term liabilities related to discontinued operations	2,594	3,074
Total liabilities	52,899	46,811
Commitments and Contingencies
Preferred Stock of subsidiary, $1.00 par value; 1,467,396 shares authorized, 1,284,730 shares issued and outstanding, liquidation value $1.00 per share	1,285	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 75,000,000 shares authorized, 55,138,942 and 55,106,180 shares issued, respectively; 55,100,732 and 55,067,970 outstanding, respectively	55	55
Additional paid-in capital	100,991	100,821
Accumulated deficit	(23,890)	(23,569)
Less Common Stock in treasury at cost: 38,210 shares for each period	(88)	(88)
Total stockholders' equity	77,068	77,219

Total liabilities and stockholders' equity	$131,252	$125,315